UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2020

PLx Pharma Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36351	46-4995704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Fishers Lane, Suite E, Sparta, New Jersey		07871
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (973) 409-6541

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	PLXP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement and Purchase Agreement

On March 12, 2020, PLx Pharma Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the investors listed on the signature pages thereto (the “Investors”), pursuant to which the Company has agreed to issue 8,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at a price of $1,000 per share, for an aggregate purchase price of $8,000,000 (the “Private Placement”). The closing of the Private Placement is contingent on the Company obtaining stockholder approval of the issuance of more than 20% of the Company’s common stock (the “Common Stock”) pursuant to the Private Placement for purposes of Nasdaq Listing Rule 5635 (the “Stockholder Approval”). The terms, rights, obligations and preferences of the Series B Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company (the “Certificate of Designations”), to be filed with the Secretary of State of the State of Delaware promptly following attainment of the Stockholder Approval. Copies of the form of Certificate of Designations and the Purchase Agreement are attached hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

The Company also issued warrants to purchase an aggregate of 267,000 shares of the Common Stock (the “Warrants”) to the Investors, exercisable at a price of $3.50 per share, subject to adjustment, provided that the Company does not obtain the Stockholder Approval on or prior to July 31, 2020. The Warrants expire 10 years from the date of exercisability and, in the event that the Company obtains the Stockholder Approval on or prior to July 31, 2020, the Investors shall surrender the Warrants to the Company for cancellation. The holders of the Warrants may exercise the Warrants on a cashless basis, solely to the extent no resale registration statement (or applicable exemption from registration) is available at the time of exercise. The Company is prohibited from effecting an exercise of any Warrant to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 9.9% of the total number of shares of Common Stock outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”). A copy of the form of Warrant is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Under the Certificate of Designations, each share of Series B Preferred Stock will be convertible, at the holder’s option at any time, into shares of Common Stock at a conversion rate equal to the quotient of (i) the $1,000 stated value divided by (ii) the initial conversion price of $3.10, subject to specified adjustments for stock splits, cash or stock dividends, recapitalizations, combinations, subdivisions or other similar events as set forth in the Certificate of Designations. Based on the initial conversion rate, approximately 2,580,645 shares of Common Stock would be issuable upon conversion of all the shares of Series B Preferred Stock, when issued, assuming the absence of in-kind dividends. The Series B Preferred Stock will contain limitations that prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in the number of shares beneficially owned by such holder and its affiliates exceeding the Beneficial Ownership Limitation.

Each holder of shares of Series B Preferred Stock shall be entitled to receive dividends, commencing from the date of issuance of such shares of Series B Preferred Stock and ending on the date on which the U.S. Food and Drug Administration has approved the New Drug Applications for each of Vazalore 325 mg and Vazalore 81 mg. Such dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms set forth in the Certificate of Designations, in cash or in-kind in additional shares of Series B Preferred Stock on the stated value of such shares of Series B Preferred Stock at the dividend rate of eight percent (8%) per annum, which shall be cumulative and shall continue to accrue on a daily basis and compound quarterly whether or not declared and whether or not the Company shall have assets legally available therefor. To the extent that applicable law or any of the Company’s existing contractual restrictions prohibit any required issuance of additional shares of Series B Preferred Stock as in-kind dividends or otherwise (the “Additional Shares”), then appropriate adjustment to the conversion price of the Series B Preferred Stock shall be made at the time of a conversion of shares of Series B Preferred Stock or calculation of the number of shares of Common Stock into which shares of Series B Preferred Stock are convertible, such that the number of resulting conversion shares includes the aggregate number of shares of Common Stock into which such Series B Preferred Stock shares plus any Additional Shares would be convertible.

Under the Certificate of Designations, each share of Series B Preferred Stock carries a liquidation preference equal to its stated value of $1,000 (as adjusted thereunder) plus accrued and unpaid dividends thereon, and also carries a redemption right upon certain change of control transactions equal to the greater of the liquidation preference and the value of the Common Stock issuable upon conversion thereof (without regard to the Beneficial Ownership Limitation), based upon a thirty-day volume weighted average price of the Common Stock prior to the date of the redemption request.

The holders of the Series B Preferred Stock, voting as a separate class, will have customary consent rights with respect to certain corporate actions of the Company, including (a) authorizing, creating, designating, establishing, issuing or selling an increased number of shares of Series B Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation; (b) adopt a plan for the liquidation, dissolution or winding up of the affairs of the Company or any recapitalization plan, file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors; (c) enter into any Change of Control Transaction (as defined in the Certificate of Designations); (d) enter into any transaction with any affiliate or shareholder of the Company, which transaction has the effect, directly or indirectly, of causing a distribution to such affiliate or shareholder in preference to the Series B Preferred Stock; (e) incur, assume or suffer to exist any indebtedness for borrowed money in excess of $15,000,000 in the aggregate; (f) amend, alter or repeal the Certificate of Incorporation or Bylaws of the Company and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series B Preferred Stock or of any other series of preferred stock ranking senior to the Series B Preferred Stock; or (g) materially change the nature or scope of the business of the Company or enter into any new line of business. In addition, the Certificate of Designations includes protective amendment and waiver provisions for Park West Asset Management LLC and its affiliates and MSD Partners, L.P. and its affiliates (collectively, the “Initial Investors”), whereby the written consent of the Initial Investors will be required (x) to alter or waive the preference or priority as to dividends or upon liquidation of the Series B Preferred Stock and (y) to amend the terms of the Series B Preferred Stock to include any mandatory conversion mechanism.

Under the Purchase Agreement, Investors have certain preemption rights with respect to future financings of the Company, in proportion to the percentage of total outstanding shares of Common Stock represented by the shares of Series B Preferred Stock owned by each Investor, on an as-converted basis. Such preemption rights do not apply to public “at-the-market” offerings aggregating no more than $10,000,000 from the date of the Purchase Agreement.

In addition, for so long as Park West Asset Management LLC and its affiliates hold at least 25% of the issued and outstanding shares of Series B Preferred Stock, the holders of the Series B Preferred Stock shall have the right to (i) designate one representative who shall have the right to attend all meetings of the Company’s Board of Directors (the “Board”) as an observer and (ii) elect, voting as a separate class, one member of the Board (the “Series B Director”); provided, that during the term of any Series B Director, the number of observers which the Series B Preferred Stock holders have the right to designate shall be reduced to zero.

Registration Rights Agreement

In connection with the Private Placement, the Company entered into a registration rights agreement, dated as of March 12, 2020 (the “Registration Rights Agreement”), with the Investors, pursuant to which the Company will undertake to file, within thirty days following the earlier of the date of the closing of the Private Placement or July 15, 2020, a registration statement to register the shares of Common Stock issuable, as applicable, upon either (x) conversion of the shares of Series B Preferred Stock issuable pursuant to the Purchase Agreement or (y) exercise of the Warrants; and to cause such registration statement to be declared effective by the SEC as promptly as reasonably practicable following the filing date and maintain the effectiveness of the registration statement until all of such shares of Common Stock registered have been sold or are otherwise able to be sold pursuant to Rule 144. In the event the Company fails to file, or obtain effectiveness of, such registration statement within the given period of time, the Company will be obligated to pay liquidated damages to the Investors for every 30 days during which such filing is not made and/or effectiveness obtained, such liquidated damages being subject to certain exceptions. A copy of the Registration Rights Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The foregoing summaries of certain of the material terms of the Certificate of Designations, the Purchase Agreement, the Warrant and the Registration Rights Agreement are qualified in their entirety by reference to the documents attached as exhibits hereto.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the SEC and mail to its stockholders a proxy statement in connection with the Series B Preferred Stock transaction. The proxy statement will contain important information about the Company, the transaction and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from the Company by contacting the Corporate Secretary at (973) 409-6541.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the Series B preferred stock purchase agreement. Additional information regarding interests of such participants is included in the Company’s definitive proxy statement filed with the SEC on July 2, 2019, available free of charge as indicated above.

This release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the united states or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this report regarding the Private Placement, the expected timetable for completing the Private Placement, and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to: the Company’s ability to obtain stockholder approval of the Private Placement, the possibility that the Private Placement will not close or that the closing will be delayed, and other events and factors disclosed previously and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this report.

Item 2.02.	Results of Operations and Financial Condition.

On March 13, 2020, the Company issued a press release announcing its financial results for its fourth quarter and full fiscal year ended December 31, 2019. The Company’s press release is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

The information furnished by the Company pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any Company filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance of the Series B Preferred Stock, the Warrants and any related shares of Common Stock shall be made pursuant to Section 4(2) of the Securities Act, and the rules promulgated thereunder, to accredited investors.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit No.	Description
4.1	Form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock.
4.2	Form of Warrant.
10.1	Purchase Agreement, dated as of March 12, 2020, by and among the Company and the investors set forth on the signature pages thereto.
10.2	Registration Rights Agreement, dated as of March 12, 2020, by and among the Company and the investors set forth on the signature pages thereto.
99.1	Press Release, dated March 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2020	PLX PHARMA INC.

	By:	/s/ Natasha Giordano
		Name:	Natasha Giordano
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock.
4.2	Form of Warrant.
10.1	Purchase Agreement, dated as of March 12, 2020, by and among the Company and the investors set forth on the signature pages thereto.
10.2	Registration Rights Agreement, dated as of March 12, 2020, by and among the Company and the investors set forth on the signature pages thereto.
99.1	Press Release, dated March 13, 2020.